Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-120132, File No. 333-115423, File No. 033-64647, File No. 333-66562) and in the Registration Statement on Form S-3 (File No. 033-57268) of Tredegar Corporation of our report dated February 26, 2016, relating to the consolidated financial statements of kaleo, Inc. and subsidiary as of December 31, 2015 and for each of the years in the two-year period ended December 31, 2015, which is included as an exhibit in the Form 10-K of Tredegar Corporation for the year ended December 31, 2015.
/s/ Dixon Hughes Goodman LLP
Richmond, Virginia
February 22, 2017